                                                                      Exhibit 12


GENERAL DYNAMICS CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)
                                           Nine Months Ended                          Year Ended December 31,
                                           September 30, 2001       2000          1999          1998          1997        1996
                                          --------------------    -------       --------      --------      --------    --------
Earnings Before Income Taxes and Fixed
    Charges............................             1,111           1,359         1,201           959           734         492
Fixed Charges:
    Interest expense...................                14              14            28            40            35          22
    Amortization of debt discount......                35              58            25             -             -           -
    Estimate of interest element of
        rental expense.................                21              25            22            15            10          13
                                          -----------------------------------------------------------------------------------------

Total fixed charges....................                70              97            75            55            45          35

Ratio of earnings to fixed charges.....             15.9:1          14.0:1        16.0:1        17.4:1        16.3:1      14.1:1
                                          =========================================================================================